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                                       91

                                                                 Exhibit 23(d)19
                                                               Fundamental Value

John Hancock Variable Series Trust I

Michele G. Van Leer
Chairman and Trustee

     [LOGO] John Hancock (R)
            Financial Services

                                                   July 1, 2003

Wellington Management Company, LLP
28 State Street
Boston, MA 02109

Attn: Katy D. Burke
      Assistant Vice President

Re: Fundamental Value Fund (formerly known as "Large/Mid Cap Value Portfolio")
    Sub-Investment Management Agreement
    dated as of August 12, 1999 and as amended

Dear Ms. Burke:

     This letter will memorialize our mutual agreement to amend the captioned by revising Schedule I to such agreement, effective as of July 1, 2003, to adjust the current fee schedule for the Fundamental Value Fund. Attached is a revised copy of Schedule I which decreases the fee to 40 basis points on the first $100 million of Net Assets and 30 basis points on Net Assets over $100 million. Please substitute copies of the attached Schedule I for the old copies of
Schedule I in your files.

     Kindly acknowledge receipt of this letter and the attachment, and indicate your agreement to these amendments, by signing and returning the duplicate of this letter. Thank you.

JOHN HANCOCK                               JOHN HANCOCK VARIABLE
LIFE INSURANCE COMPANY                     SERIES TRUST I


By: /s/ Michele G. Van Leer                By: /s/ Michele G. Van Leer
    ----------------------------------         ---------------------------------
Michele G. Van Leer                        Michele G. Van Leer
Senior Vice President                      Chairman and Trustee

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                                       92

Received and agreed to:
Wellington Management Company, LLP


By: /s/ Duncan M. McFarland
    ------------------------------------
Name: Duncan M. McFarland
Title: Chairman and CEO

                                   SCHEDULE I
                              (As of July 1, 2003)

                                      Fees

Fundamental Value Fund:

Current Net Assets Under Management     Sub-Advisory Fee
-----------------------------------     ----------------
On the first $100 million               40 basis points per annum
On net assets over $100 million         30 basis points per annum